Exhibit 10.1

CONVERTIBLE LOAN AGREEMENT

This Agreement is entered into this 8th day of March 2017.

BY AND AMONGST:

PURE HEART ENTERTAINMENT PTE LTD (RC No.200007374H) (“Pure Heart”), a company incorporated in Singapore and having its registered address at 7500A Beach Road #12-313 The Plaza, Singapore 199591.

AND

Leong Khian Kiee (NRIC No.S0170169Z), having his residential address at 65 Shelford Road #02-11 Shelford Regency, Singapore 288455, and a majority shareholder of Pure Heart’s ultimate holding company, Rebel Group Inc.

(collectively referred to as “Pure Heart’s Shareholders”)

AND

Lee Bon Peng (NRIC No: S2534716A) (the “Investor”), having his residential address at Apt Blk 215 Choa Chu Kang Central Singapore 2368.

(each a “Party” and collectively, “Parties”).

WHEREAS:

(A)	The Investor has agreed to extend an unsecured loan to Pure Heart in the amount of S$50,000 (Singapore Dollars Fifty Thousand Only, amount equivalent to USD35,715) (the “Loan”) to be used by Pure Heart for event operations in China.

(B)	That, subject to the terms of this Agreement, the Loan shall be disbursed by the Investor to Pure Heart on or before 8th March 2017 and shall be repayable on 7th March 2018 (the “Repayment Date”).

(C)	Interest calculated at a rate of 10% per annum on the Loan shall be paid in cash to the Investor over four quarters. For the avoidance of doubt, interest of S$1,250 (Singapore Dollars One Thousand Two Hundred and Fifty Only) is payable at each quarter. (ie. On 8th June, 8th September, 8th December 2017 and 8th March 2018)

(D)	The Investor shall be granted an option (the “Option”), to acquire 71,430 (Seventy One Thousands Four Hundred and Thirty) shares in Rebel Group Inc. (as defined in OTC: Rebl Inc.) without payment (the “Option Shares”).

(E)	The Investor agrees that should it decide to exercise the Option during the period of its validity that such exercise shall be in full and final satisfaction of Pure Heart’s obligation to make payment of the Loan.

IT IS HEREBY AGREED:

1	Definitions

1.1	In this Contract, words and expressions used shall have the meanings set out hereunder, or as defined in this Contract, unless the context otherwise requires:

“Agreement” means this Contract.

“Clause” means clauses in this Contract.

“S$” and “Singapore Dollars” means the lawful currency of Singapore.

“USD” means the lawful currency of The United States of America.

“Year” means one calendar year.

1.2	The headings in this Agreement are for convenience of reference only and shall not affect the interpretation or be used in the construction of this Agreement.

1.3	References to the Parties in this Agreement shall include its respective successors and permitted assigns.

2	loan

Pure Heart and the Investor hereby agree as follows:-

2.1	On 8th March 2017, the Investor has made available to Pure Heart the sum of S$50,000 (Singapore Dollars Fifty Thousand Only, amount equivalent to USD35,715), the Loan to be used by Pure Heart for event operations in China.

2.2	Subject to clause 3 below, the Loan shall be repayable by Pure Heart to the Investor on the Repayment Date. The Loan shall be guaranteed by Mr. Leong Khian Kiee.

2.3	Interest calculated at a rate of 10% per annum on the Loan shall be paid in cash to the Investor over four quarters. For the avoidance of doubt, interest of S$1,250 (Singapore Dollars One Thousand Two Hundred and Fifty Only) is payable at each quarter. (ie. On 8th June, 8th September, 8th December 2017 and 8th March 2018).

2.4	For the avoidance of doubt, nothing herein shall be construed as creating and/or imposing an obligation on any Party to make payment of the Loan other than Pure Heart.

3	option

Pure Heart, Pure Heart’s Shareholders and the Investor hereby agree as follows:-

3.1	Pure Heart and Pure Heart’s Shareholders hereby agree to grant to the Investor an option (the “Option”) to acquire 71,430 (Seventy One Thousands Four Hundred and Thirty) shares in Rebel Group Inc. (as defined in OTC: Rebl Inc.) (the “Option Shares”) on the terms set out herein.

3.2	Should the Investor decide to exercise the Option, notice of such exercise must be communicated to the Pure Heart in writing.

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3.3	The Option shall only be open to exercise between the date hereof and the Repayment Date. For the avoidance of doubt, if the Investor fails, neglects and/or refuses to exercise the Option within the period of its validity, the Option will be deemed to have irrevocably and unconditionally lapsed. In such case, Pure Heart shall make payment of S$50,000 to the Investor within 7 days of expiry of the Repayment Date.

3.4	Where the Investor exercises the Option in accordance with the terms and conditions above, the Investor unconditionally and irrevocably agrees that such exercise shall be in full and final satisfaction of Pure Heart’s obligation to make payment of the Loan. For the avoidance of doubt, the issuance, allotment and/or transfer of the Option Shares to the Investor shall fully and irrevocably extinguish the Pure Heart’s obligation to make payment of the Loan and Pure Heart shall forever be discharged from any and all liability to the Investor in respect of the Loan.

3.5	For the avoidance of doubt, nothing herein shall affect the Loan and/or the Repayment Date in the event that the Investor elects not to exercise the Option.

4	CONDITIONS & WARRANTIES

4.1	Each of the Parties represents and warrants to and undertakes with each other and their respective successors in title that, each of them has full power and capacity to enter into and perform this Agreement and this Agreement when executed will constitute valid and binding obligations on and against the Parties.

4.2	Each of the Parties warrants that they have read and/or understood all the terms of this Agreement and have entered into this Agreement on their own free will and volition.

4.3	Each Party shall perform such acts and execute such documents as may be reasonably required for securing to or vesting in another Party the rights agreed to be granted to it under or pursuant to this Agreement.

5	CONFIDENTIALITY

The Parties agree to keep the terms of this Agreement confidential and will not disclose the same to any other persons, save that this obligation does not apply to information the disclosure of which is required by any applicable law, regulation, prevailing governmental policies or order of court or any competent tribunal.

6	ENTIRE AGREEMENT

6.1	Each Party acknowledges that this Agreement (a) together constitutes the entire agreement and understanding between the Parties with respect to the subject matter of this Agreement and (b) in relation to such subject matter supersedes all prior discussions, understanding and agreements between the Parties and their agents.

6.2

Each Party agrees and warrants that in entering into this Agreement and the documents referred to in it, it is not relying on any statements, warranties or representations given or made (whether negligently or innocently and whether expressed or implied), or any acts or omissions by or on the part of any Party in relation to the subject matter of this Agreement, except those expressly set out in this Agreement.

6.3	No change or amendment will be made to this Agreement except by an instrument in writing signed on behalf of each of the Parties to such Agreement.

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6.4	This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any of the Parties may enter into this Agreement by executing any such counterpart.

7.	GOVERNING LAW AND DISPUTE RESOLUTION

7.1	This Agreement shall be governed by, and construed in accordance with, the laws of Singapore.

7.2	The Parties hereby irrevocably submit to the exclusive jurisdiction of the courts of Singapore.

8	THIRD PARTIES & ASSIGNMENT

8.1	A person who is not party to this Agreement (a “third party”) shall have no rights pursuant to the Contracts (Rights of Third Parties) Act (Cap. 53B) to enforce any term of this Agreement. Any right or remedy of a third party which exists or is available apart from the Contracts (Rights of Third Parties) Act is not affected.

8.2	No Party shall without the prior written consent of the other Parties assign, transfer, convey and/or declare a trust over this Agreement or make any other disposition (whether in whole or in part) of any of its rights and obligations hereunder to any third party.

9	TERMINATION

This Agreement shall terminate upon the date of the receipt of by the Investor of the Loan or upon the acquisition of the Option Shares by the Investor, whichever is the earlier.

IN WITNESS WHEREOF this Agreement has been duly executed on the date stated at the beginning of this Contract.

Signed for and on behalf of

PURE HEART ENTERTAINMENT PTE LTD

Leong Aan Yee, Justin
Director

Leong Khian Kiee	Lee Bon Peng
S0170169Z	S2534716A

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